Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) dated as of June 1, 2016, is made and entered into by Boingo Wireless, Inc., a Delaware corporation (“Boingo” or the “Company”), each of Ides Capital Management LP, Ides Capital Opportunities Fund, LP, Ides Capital Advisors LLC, Ides Capital Partners LP, Ides Capital GP LLC, Dianne McKeever, Robert Longnecker (collectively, the “Ides Investors”) and each of Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper, Bradley S. Vizi and Raymond White (collectively, the “Legion Investors”) (each of the Company, the Ides Investors, and the Legion Investors, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, one of the Ides Investors submitted a solicitation notice on March 17, 2016 (the “Stockholder Nomination”), providing notice of such Investor’s intention to nominate Karen Finerman and Bradley Stewart as nominees for election to the Company’s Board of Directors (the “Board”) at the Annual Meeting of Stockholders to be held on June 9, 2016 (the “2016 Annual Meeting”);

WHEREAS, the Company and the Ides Investors each filed respective definitive proxy statements with the SEC and furnished such respective definitive proxy statements, proxy cards and related proxy materials to the Company’s stockholders as of April 13, 2016 (the “Record Date”) and have solicited proxies for the 2016 Annual Meeting with respect to their respective director nominees (the “Proxy Contest”);

WHEREAS, the Ides Investors are deemed to beneficially own that number of shares of the Common Stock as of the Record Date and as of the date of this Agreement, respectively, as set forth on Exhibit A hereto;

WHEREAS, the Legion Investors are deemed to beneficially own that number of shares of the Common Stock as of the Record Date and as of the date of this Agreement, respectively, as set forth on Exhibit B hereto;

WHEREAS, each of the Ides Investors and the Legion Investors have independently engaged in discussions with the Company regarding the composition of the Board and the Company’s business, financial performance, and strategic plans;

WHEREAS, (i) the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of David Cutrer (the “Investor Appointee”) and Maury Austin and Kathy Misunas (together with the Investor Appointee, the “New Independent Directors”) to serve as members of the Board based on the information submitted by the New Independent Directors and (ii) the Board has determined that each New Independent Director is “independent” under the rules and regulations of the SEC and as defined by the listing standards of The NASDAQ Stock Market (“NASDAQ”);

WHEREAS, the Company and the Ides Investors believe that the best interests of the Company and its stockholders would be served at this time by, among other things, agreeing to settle the Proxy Contest; and

WHEREAS, the Company and each of the Ides Investors and the Legion Investors believe that the best interests of the Company and its stockholders would be served at this time by appointing each of the New Independent Directors to the Board in the classes and for the terms as set forth below and agreeing to the other covenants and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.             Board Matters; Board Appointments.

(a)           Board Matters.

(i)            The Company agrees that immediately following execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions (A) to cause the Board to increase the size of its membership by two; (B) to appoint Maury Austin as a Class III director with a term expiring at the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) and David Cutrer as a Class I Director with a term expiring at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”); and (C) (x) to cause the Board, after giving effect to increasing the size of its membership by two as set forth above, to increase the size of its membership by one additional seat (for a total of nine seats) effective immediately following the adjournment of the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”); and (y) appoint, with such appointment effective immediately following the adjournment of the 2016 Annual Meeting, Kathy Misunas as a Class II Director with a term expiring at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”).

(ii)           At the 2017 Annual Meeting, the Company agrees to nominate, recommend, support and solicit proxies for the election of Maury Austin or a Replacement Director, as the case may be, in the same manner as the Company has supported its nominees up for election at prior annual meetings of stockholders at which the election of directors was uncontested.

(iii)          The Company agrees that the New Independent Directors shall receive during their service (A) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the non-employee directors on the Board, (B) the same compensation for service as directors as the compensation received by other non-employee directors on the Board for such service, and (C) such other benefits on the same basis as all other non-employee directors on the Board, including, without limitation, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are required to be filed by each director of the Company.  Notwithstanding the foregoing, the New Independent Directors will not be eligible following the 2016 Annual Meeting for the annual equity award granted to continuing directors of the Company but will be eligible to receive the initial equity award, upon appointment to the Board, provided to all non-employee directors that join the Board.

(iv)          The Company agrees that until the conclusion of the Standstill Period (defined below), the Board and all applicable committees of the Board shall not expand the size of the Board to more than nine directors without the consent of a majority of the New Independent Directors (including any applicable Replacement Directors, as the case may be).

(b)           Committees of the Board.  The Company agrees that, concurrent with the New Independent Directors’ appointments to the Board, the New Independent Directors shall be appointed as members of the standing committees of the Board as follows: (i) Mr. Austin as a member of the Audit Committee of the Board, (ii) Ms. Misunas as a member of the Nominating Committee of the Board, and (iii) Mr. Cutrer as a member of the Compensation Committee of the Board, with the respective terms of service ending on the earliest of: (x) the date the applicable New Independent Director resigns or shall have been deemed to resign pursuant to the terms of this Agreement, (y) the end of the Standstill Period or (z) the date the applicable New Independent Director fails to qualify as an “independent” director for the purposes of such committee under the rules and regulations of the SEC and the listing standards of NASDAQ. Additionally, concurrent with the appointment of Mr. Cutrer to the Board, the Board shall form a steering committee of the Board and appoint Mr. Cutrer as a member of such committee, with his term of service ending on the earlier of: (x) the end of the Standstill Period or (y) the date he fails to qualify as an “independent” director under the rules and regulations of the SEC and the listing standards of NASDAQ.  The Company further agrees that to the extent any new committees or subcommittees of the Board are formed during the Standstill Period, at least Messrs. Austin or Cutrer (or Replacement Director, if applicable) shall be appointed as a member of such new committee or subcommittee, as the case may be, from its inception, unless either Mr. Austin or Mr. Cutrer (an such Replacement Director), as applicable, has a conflict of interest or is not independent with respect to any action or matter that falls within the scope of power and authority of the Committee.

(c)           Board Policies and Procedures.

(i)            Each New Independent Director will be required to comply, to the same extent as all other members of the Board, with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and policies on insider trading, stock ownership, public disclosures and confidentiality, copies of which each New Independent Director has received prior to the execution of this Agreement and each New Independent Director will agree, to the same extent as all other members of the Board, to preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information.

(ii)           Each New Independent Director has submitted (A) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current directors in connection with the appointment or election of new Board members (which shall include disclosure of any relationship of any kind with either the Ides Investors or the Legion Investors) and (B) the applicable information required for a stockholder’s notice or otherwise pursuant to Section 2.7(b) of the Company’s Amended and Restated Bylaws, as in effect (the “Bylaws”).

(d)           Resignation.  The Legion Investors agree that the Investor Appointee will immediately resign from the Board and any committees on which he serves (and shall be irrevocably deemed to have automatically so resigned, with such resignation subject to the Board accepting such resignation) and the Company’s obligations under this Section 1 shall terminate effective immediately upon such time as (i) any Legion Investor or any Affiliate (as defined below) or Associate (as defined below) thereof submits a notice of a nomination of directors for election to the Board during the Standstill Period or (ii) any Legion Investor is found by a court of competent jurisdiction to have violated any of their respective obligations under Section 3 hereof during the Standstill Period.  In addition, the Company’s obligations under this Section 1 shall terminate immediately, and the Investor Appointee shall immediately resign from the Board (and shall be irrevocably deemed to have automatically so resigned without any further action, with such resignation subject to the Board accepting such resignation) if the Legion Investors, collectively, cease to beneficially own at least 3.0% of the then-outstanding Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like.  In furtherance of his obligations to resign as required by this clause (d), the Investor Appointee has executed (and any Replacement Director, as defined below, as a condition to his or her appointment as such shall execute) an irrevocable advance letter of resignation in the form attached hereto as Exhibit C and such letter of resignation shall be deemed released to the Company in accordance with this clause (d).  The percentage threshold set forth in this clause (d) shall not be deemed unsatisfied to the extent a failure to maintain the specified ownership thresholds is caused by share issuances, stock splits, reclassifications, combinations or similar actions by the Company that increase the number of outstanding shares of Common Stock.

(e)           Replacement.

(i)            If either Messrs. Austin or Cutrer (or any Replacement Director (as defined below)) is unable to serve as a director for any reason prior to the expiration of the Standstill Period (as defined below) and (A) in the case of Mr. Austin, so long as the Ides Investors’ aggregate beneficial ownership of Common Stock is in excess of 3.0% of the Company’s then issued and outstanding Common Stock (the “Minimum Ownership Threshold”), the Ides Investors will identify an individual who (1) is reasonably acceptable to the Board acting in good faith and consistent with their fiduciary duties, (2) is not an Affiliate (as defined herein) or Associate (as defined herein) of the Ides Investors or the Legion Investors (for the avoidance of doubt, the nomination by either the Ides Investors or Legion Investors of such person to serve on the board of any company shall not (in and of itself) cause such person to be deemed an Affiliate or Associate of the Ides Investors or the Legion Investors), (3) has the relevant financial and business experience to be a director of the Company, and (4) qualifies as “independent” pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards to serve as a director of the Company (the “Ides Replacement Director”, and a “Replacement Director”) and (B) in the case of Mr. Cutrer, so long as the Legion Investors’ aggregate beneficial ownership of Common Stock is in excess of 3.0% of the Company’s then issued and outstanding Common Stock (the “Minimum Ownership Threshold”), the Legion Investors will identify an individual who (1) is reasonably acceptable to the Board acting in good faith and consistent with their fiduciary duties, (2) is not an Affiliate (as defined herein) or Associate (as defined herein) of the Ides Investors or the Legion Investors (for the avoidance of doubt, the nomination by either the Ides Investors or Legion Investors of such person to serve on the board of any company shall not (in and of itself) cause such person to be deemed an Affiliate or Associate of the Ides Investors or the Legion Investors), (3) has the relevant financial and business experience to be a director of the Company, and (4) qualifies as “independent” pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards to serve as a director of the Company (the “Legion Replacement Director”, and a “Replacement Director”)..

(ii)           The Nominating Committee shall make its determination and recommendation regarding whether a Replacement Director meets the foregoing criteria within fifteen business days after such nominee has submitted to the Company the documentation required by Section 1(c)(ii), during which time representatives of the Board have conducted customary interview(s) of such nominee. In the event the Nominating Committee does not accept a person recommended by (A) the Ides Investors as an Ides Replacement Director, the Ides Investors shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described in Section 1(d)(i)(A) and (B) the Legion Investors as a Legion Replacement Director, the Legion Investors shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described in Section 1(d)(i)(B).

(iii)          Upon the recommendation of a Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than ten business days after the Nominating Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect (A) such Ides Replacement Director to the Board pursuant to this Section 1(d), the Ides Investors shall continue to follow the procedures of Section 1(d)(i) until a Replacement Director is elected to the Board and (B) such Legion Replacement Director to the Board pursuant to this Section 1(d), the Legion Investors shall continue to follow the procedures of Section 1(d)(i) until a Replacement Director is elected to the Board.

(iv)          Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Until such time as any Replacement Director is appointed to any applicable committee, Mr. Austin or Mr. Cutrer, as applicable, will serve as an interim member of such applicable committee, unless he has a conflict of interest or is not independent with respect to any action or matter that falls within the scope of power and authority of the Committee.

2.             Annual Meeting Matters.

(a)           2016 Annual Meeting and 2017 Annual Meeting. Each of the Ides Investors and the Legion Investors agrees that at the 2016 Annual Meeting and the 2017 Annual Meeting, and any adjournment or postponement thereof, it will cause any shares of Common Stock beneficially owned by it and their respective Affiliates and Associates to be present for purposes of establishing a quorum and to cause such shares to be voted by proxy in favor of (i) the election of any person nominated by the Board or the Nominating Committee for election as a director, (ii) against the election of any person whose nomination for election to the Board has not been recommended by the Board, and (iii) otherwise in accordance with the Board’s recommendation set forth in the Company’s applicable proxy statement, including in favor of any other matter recommended for stockholder approval by the Board; provided, that to the extent that the recommendation of Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board’s recommendation with respect to any matter other than the election of directors to the Board, each of the Ides Investors and the Legion Investors shall have the right to vote any shares beneficially owned by them in accordance with the recommendation of ISS or Glass Lewis with respect to such matters; provided, further that each of the Ides Investors and the Legion Investors may vote their shares in their discretion with respect to any Opposition Matter.  For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions or events, but only to the extent submitted by the Board to the Company’s stockholders for approval: the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; the sale or transfer of a majority of the outstanding shares of Common Stock (through a merger, stock purchase, or otherwise); any merger, consolidation, acquisition of control or other business combination; any tender or exchange offer; any dissolution, liquidation, or reorganization; or any changes in the Company’s capital structure (other than a stock split), (including the issuance of more than 20% of the Company’s then outstanding shares of Common Stock), or other Strategic Transaction.

(b)           Withdrawal of Proxy Contest.  Within one business day following execution of this Agreement and the appointment of Mr. Austin and Mr. Cutrer to the Board (and in any event prior to the 2016 Annual Meeting), the Ides Investors hereby irrevocably agree to take all necessary actions:

(i)            to withdraw the Stockholder Nomination and any and all related materials and notices submitted to the Company in connection therewith and in any solicitation materials concerning the foregoing or otherwise related to the 2016 Annual Meeting and filed by them with the SEC or furnished to stockholders of the Company and agrees not to take any further action in connection with the Proxy Contest (other than in connection with such withdrawal or Section 2(a) hereof);

(ii)           to withdraw their demand for a stockholder list, and other materials and books and records pursuant to Section 220 of the Delaware General Corporation Law or otherwise, and destroy and certify the destruction of all materials and summaries or duplicates thereof that have been delivered to the Ides Investors, their Affiliates and Associates or their respective representatives on or prior to the date hereof; and

(iii)          to (A) immediately cease any and all solicitation efforts in connection with the 2016 Annual Meeting and (B) not vote, deliver, transfer, assign or otherwise use any proxies that may have been received by the Ides Investors or their representatives with respect to the 2016 Annual Meeting (it being understood and agreed that the Ides Investors are required to vote their own shares of Common Stock at the 2016 Annual Meeting, subject to the provisions of this Agreement).

3.             Standstill.

(a)           Each of the Ides Investors, solely on behalf of themselves and their respective Affiliates and Associates, and each of the Legion Investors, solely on behalf of themselves and their respective Affiliates and Associates, agrees that, from the date of this Agreement until the expiration of the Standstill Period, without the prior consent of the majority of the Board specifically expressed in a written resolution or in accordance with this Agreement, neither they nor any of their Affiliates or Associates nor any other persons acting under their control or direction, whether now or hereafter existing, will, and they will cause each of their Affiliates, Associates and such other persons under their control, whether now or hereafter existing, not to, directly or indirectly, alone or in concert with others, in any manner:

(i)            propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company; provided, however, that, for the avoidance of doubt, nothing herein shall otherwise prohibit any of the Ides Investors or the Legion Investors from acquiring Common Stock within the limitations set forth in Section 3(a)(iii) of this Agreement;

(ii)           engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)          acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap (other than cash settled swaps) or hedging transactions or otherwise, any (A) interests in any of the Company’s indebtedness, or (B) shares of Common Stock (including any rights decoupled from the underlying securities of the Company) that, following such acquisition, would results in, (x) with respect to the Ides Investors, together with their Affiliates and Associates, being or becoming beneficial owners of 5.0% or more of the shares of the then outstanding shares of Common Stock and, (y) with respect to the Legion Investors, together with their Affiliates and Associates, becoming beneficial owners of 10.0% or more of the then outstanding shares of Common Stock.

(iv)          seek to advise, encourage or influence any person, including without limitation ISS or Glass Lewis, with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company or recommendation thereof, other than in a manner consistent with a recommendation made by the Board,;

(v)           sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Ides Investors or the Legion Investors to any person or entity not a (A) party to this Agreement, (B) officer of the Company, or (C) an Affiliate or Associate of the Ides Investors or the Legion Investors (any person or entity not set forth in clauses (A)-(C) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial ownership interest representing in the aggregate in excess of 12% of the shares of Common Stock outstanding at such time;

(vi)          take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or Bylaws or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)         initiate, propose or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(viii)        communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(ix)          engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders;

(x)           publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board;

(xi)          call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation or Bylaws;

(xii)         acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(xiii)        seek election or appointment to the Board or seek to place a representative on the Board;

(xiv)        seek the removal of any director from the Board;

(xv)         deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement (including, without limitation, any proxy) with respect to the voting of any Common Stock, other than (A) as expressly required by this Agreement, (B) any revocable proxy given in response to a proxy solicitation made by the Company, provided that the proxy provides instructions to vote the shares of Common Stock in accordance with this Agreement, (C) with respect to the Ides Investors, any such voting trust, arrangement or agreement solely among any Ides Investors and any of its Affiliates, and, (D), with respect to the Legion Investors, any such voting trust, arrangement or agreement solely among any Legion Investors and any of its Affiliates, and in all cases in accordance with this Agreement;

(xvi)        propose, submit, seek, or encourage any person to propose, submit or seek, nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors, provided, however, that nothing in this Agreement shall prevent either the Ides Investors or the Legion Investors or any of their Affiliates or Associates from taking actions specifically to identify director candidates in connection with the 2018 Annual Meeting of stockholders so long as such actions do not create a public disclosure obligation for any of the Parties hereto and are not publicly disclosed by either the Ides Investors, the Legion Investors or any of their Affiliates or Associates, do not otherwise breach any other provision of this Agreement, including Section 3 hereof, and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Ides Investors’ and the Legion Investors’ normal practices in the circumstances;

(xvii)       form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than, (A) with respect to the Ides Investors, a “group” that includes all or some of the entities or persons identified on Exhibit A but does not include any other entities or persons not identified on Exhibit A, and, (B) with respect to the Legion Investors, a “group” that includes all or some of the entities or persons identified on Exhibit B, but does not include any other entities or persons not identified Exhibit B, as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of the Ides Investors or the Legion Investors to join their respective  “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(xviii)      take any action that would be deemed, pursuant to this Agreement, to be Acting in Concert (as defined below) with another person relating to any action prohibited by this Section 3, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect

(xix)        demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to § 220 of the Delaware General Corporation Law or otherwise;

(xx)         commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly (a) effect, facilitate, further, take, or cause to take place any of the actions expressly prohibited by this Agreement, and (b) effect, facilitate, further, take, or cause to take place any change in the composition of the Board, the strategic direction of the Company, the governance or management of the Company, the sale or purchase of any assets of or by the Company, or the control of the Company; provided, however, that for the avoidance of doubt the foregoing shall not prevent either of the Ides Investors or the Legion Investors from (A) bringing litigation to enforce the provisions of this Agreement or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor; provided, further, that the foregoing shall also not prevent the Ides Investors or the Legion Investors from responding to or complying with a validly issued legal process that neither the Ides Investors nor the Legion Investors or any of their Affiliates or Associates, initiated, encouraged, aided or abetted;

(xxi)        disclose in a manner that could reasonably be expected to become public any intent, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xxii)       enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxiii)      make any request or submit any proposal to amend the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxiv)     take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xxv)      take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing;

(xxvi)     otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 shall prohibit or restrict either of the Ides Investors or the Legion Investors, as applicable, from: (A) communicating privately with the Board or any officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Ides Investors or the Legion Investors or any of their respective Affiliates or Associates, provided that a breach by the Ides Investors or the Legion Investors of this Agreement is not the cause of the applicable requirement, (D) communicating with their investors in quarterly or annual letters provided such communications are subject to standard confidentiality obligations, or (E) taking any of the actions described in this Section 3(a) during a Standstill Exception Period, provided, that such actions are taken in connection with a Strategic Transaction.

(b)           The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Ides Investors nor the Legion Investors or any of their Affiliates or Associates shall seek to do indirectly through the New Independent Directors anything that would be prohibited if done by any of the Ides Investors or the Legion Investors or their Affiliates and Associates). The provisions of this Section 3 shall also not prevent the Ides Investors or the Legion Investors from complying with their respective obligations under this Agreement or freely voting their shares of Common Stock (except as otherwise provided in Sections 2 and 3 hereto).

(c)           Each of the Ides Investors and the Legion Investors agree during the Standstill Period to refrain from taking any actions which could have the effect of encouraging other stockholders of the Company or any other persons to engage in actions which, if taken by any of the Ides Investors or the Legion Investors, would violate this Agreement. In addition, a breach of this Agreement by an Affiliate or Associate of any of the Ides Investors or the Legion Investors, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as such Ides Investors or Legion Investors.

(d)           As used in this Agreement:

(i)            For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such persons would be deemed a “group” under Rule 13d-5(b) of the Exchange Act.

(ii)           the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)          the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)          the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(v)           the term “Standstill Exception Period” shall mean, as it relates to a Strategic Transaction, the period commencing on the date of the public announcement or disclosure of the Strategic Transaction and ending on the earliest of (a) the date the Strategic Transaction is consummated, (b) the date the Strategic Transaction is definitively abandoned or rejected, as the case may be, by the Board or the stockholders of the Company, and (c) the termination of the otherwise applicable Standstill Period;

(vi)          the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending thirty (30) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2018 Annual Meeting of Stockholders; and

(vii)         the term “Strategic Transaction” shall mean any sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; the sale or transfer of a majority of the outstanding shares of Common Stock (through a merger, consolidation, acquisition of control, share exchange, stock purchase, tender or exchange offer, including third-party tender offer, business combination or otherwise); any sale or transfer of any material business unit or subsidiary; any spin-off or spin-out transaction involving the Company, its subsidiaries or its business; any dissolution or liquidation; the issuance of more than 20% of the Company’s then outstanding shares of Common Stock in one or a series of transactions; or any change in capital structure, recapitalization or dividend or distribution policy.

(e)           Notwithstanding anything contained in this Agreement to the contrary:

(i)            The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; and

(ii)           For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the outstanding equity securities of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another entity immediately after such transaction, the parent entity of such surviving entity).

(f)            During the Standstill Period, upon reasonable written notice from the Company pursuant to Section 11 hereof, each Investor and each of their respective Affiliates and Associates will promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such entity or individual.  This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable law.

4.             Representations and Warranties of the Company.  The Company represents and warrants to the Ides Investors and the Legion Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.             Representations and Warranties of the Ides Investors or the Legion Investors. Each of the Ides Investors and the Legion Investors, solely on behalf of themselves, severally and not jointly, represents and warrants to the Company that (a) as of the date hereof and as of the Record Date, respectively, such Ides Investor and Legion Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite her/his/its name on Exhibit A and Exhibit B, as the case may be, and that Exhibit A and Exhibit B includes all Affiliates and Associates of any Ides Investors or Legion Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Ides Investors and the Legion Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by the Ides Investors and the Legion Investors, and constitutes a valid and binding obligation and agreement of such Ides Investor and Legion Investor, enforceable against such Ides Investor and Legion Investor, as the case may be, in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Ides Investor and Legion Investor has the authority to execute the Agreement on behalf of herself/himself/itself and the applicable Ides Investor and Legion Investor associated with that signatory’s name, and to bind such Ides Investor and Legion Investor to the terms hereof, (d) such Ides Investor and Legion Investor shall use her/his/its best efforts to cause their respective Affiliates, Associates, officers and directors and other Investor Agents (as defined below), including each to comply with the terms of this Agreement, (e) the execution, delivery and performance of this Agreement by such Ides Investor and Legion Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (f) as of the date hereof, such Ides Investor and Legion Investor does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (for example, any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) no Ides Investor or Legion Investor has, directly or indirectly, compensated in any way or agreed to and will not, compensate any of the New Independent Directors for his or her respective service as a candidate or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, or otherwise, (h) none of the Ides Investors or the Legion Investors or their respective Affiliates or Associates (i) have had any prior or current relationship with any of the New Independent Directors or any of their respective Affiliates or Associates, other than what such Ides Investor or Legion Investor has disclosed in written materials previously submitted to the Company hereof, and (ii) will not engage in any other relationship with any New Independent Director or any of their respective Affiliates or Associates, including with respect to relationships that could reasonably be deemed to disqualify them from being “independent” under the rules and regulations of the SEC and as defined by the listing standards of NASDAQ while such director serves on the Board and (i) no person other than the Ides Investors and the Legion Investors has any rights with respect to the shares of Common Stock held by such person, provided, that the nomination by the Ides Investors or Legion Investors of any of the New Independent Directors to any other company board shall not constitute a breach of the terms of this Agreement.

6.             Mutual Non-Disparagement.

(a)           Subject to applicable law and Section 3 hereof, during the Standstill Period, and subject to any material breach of this Agreement by any of the Parties (provided that such Party shall have ten (10) business days following written notice from such other Party of material breach to remedy such material breach if capable of being cured), the Parties shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory of (a) in the case of statements or announcements by the Ides Investors or the Legion

Investors, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries, or (b) in the case of communications by the Company, the Ides Investors, the Legion Investors or any of their Affiliates or any of their and their respective principals, directors, members, general partners, officers and employees. The foregoing shall not restrict the ability of any person to (ii) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, (ii) to comply with the laws, rules and regulations of the SEC or any applicable state securities commission or (iii) in the case of the Ides Investors and the Legion Investors, make any statements regarding the Company in accordance with Section 3 (“Opposition Statements”), provided, however, that if any Opposition Statement is publicly made by either of the Ides Investors or the Legion Investors, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

(b)           The limitations set forth in Section 6(a) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

7.             Public Announcements.

(a)           Promptly following the execution of this Agreement, the Company and the Ides Investors and the Legion Investors shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit D.  Prior to the issuance of the Press Release, neither the Company nor any of the Ides Investors or the Legion Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Parties. No Party or any of its Affiliates or Associates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

(b)           Except for (i) any Schedule 13D filed by the Legion Investors to the extent applicable, or (ii) any Schedule 13G or Schedule 13D filed by the Ides Investors to the extent applicable, none of the Ides Investors or the Legion Investors shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, other than (A) in accordance with this Agreement or (B) with the prior written consent of the Company, with such consent to be approved by a majority vote of the Board, unless required by applicable law.

(c)           For the avoidance of doubt it is understood that nothing in this Section 7 limits the Ides Investors’ or Legion Investors’ rights (i) to make statements (A) required by law, regulation or legal process, or (B) in connection with a dispute covered by Section 10 of this Agreement or (ii) to communicate with their respective investors in quarterly or annual letters provided such communications are subject to standard confidentiality obligations.

8.             SEC Filings.

(a)           On the day hereof, or if the date hereof is not a day on which the SEC is open, the next day on which the SEC is open, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)           On the day hereof, or if the date hereof is not a day on which the SEC is open, the next day on which the SEC is open, the Ides Investors shall file with the SEC all required documents to withdraw the Stockholder Nomination and terminate the Proxy Contest.

9.             Expenses.  Each of the Company and the Ides Investors and the Legion Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall (i) reimburse the Ides Investors for reasonable and documented out of pocket fees and expenses, including legal fees, incurred in connection with the 2016 Annual Meeting in an amount not to exceed $150,000 and (ii) reimburse the Legion Investors for reasonable and documented out of pocket fees and expenses, including legal fees, incurred in connection with the 2016 Annual Meeting in an amount not to exceed $25,000.

10.          Specific Performance.  Each of the Ides Investors and the Legion Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages.  It is accordingly agreed that the Ides Investors and the Legion Investors, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

11.          Notice.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or e-mail transmission (provided confirmation of transmission or receipt is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Boingo Wireless, Inc.
10960 Wilshire Blvd., 23rd Floor
Los Angeles, California 90024

Fax No.: (310) 586-4010
Email:
Attention: Peter Hovenier, Chief Financial Officer

With copies (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Rd., Suite 200
San Diego, CA 92130
Fax No.: (877) 881-9192
Email:
Attention: Ilan Lovinsky, Esq.
Email:
Attention:  Ryan J. Gunderson, Esq.

If to any Ides Investors:

Ides Capital Management LP
157 Columbus Avenue, 4th Floor
New York, NY 10023
Fax No.:
Email:

With copies (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue
New York, NY 10176
Fax No: (212) 986.8866
E-mail:
Attention:  Christopher P. Davis, Esq.

If to any Legion Investors:

Legion Partners Asset Management, LLC
9401 Wilshire Blvd, Suite 705
Beverly Hills, CA 90212
Fax No.: (424) 234-5123
Email:
Attention: Chris Kiper, Managing Director

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
65 East 55th Street, Park Avenue Tower
New York, NY 10022
Fax No.: (212) 451-2333
E-mail:
Attention: Steve Wolosky, Esq.

12.          Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

13.          Jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties hereto or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that they are not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that they or their property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

15.          Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the Parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the Parties other than those expressly set forth herein.

16.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

17.          Waiver.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.          Remedies.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

19.          Receipt of Adequate Information; No Reliance; Representation by Counsel.  Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the Parties hereto acknowledges that it has been represented by counsel of their choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

20.          Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

21.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.          Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, Ides Investors and Legion Investors.

23.          Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and be enforceable by the Parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the Parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the Parties; provided, however, that no Party may assign this Agreement or any rights or obligations hereunder without, with respect to any of the Ides Investors or the Legion Investors, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of the Ides Investors and the Legion Investors.

24.          No Third-Party Beneficiaries.  The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

25.          Counterparts; Facsimile / PDF Signatures.  This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other Parties hereto.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement as of the date first above written.

BOINGO WIRELESS, INC.

By:	/s/ David Hagan
Name: David Hagan
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT]

IDES CAPITAL MANAGEMENT LP

By:	Ides Capital GP LLC
General Partner

By:	/s/ Dianne McKeever
Name: Dianne McKeever
Title: Chief Investment Officer

IDES CAPITAL OPPORTUNITIES FUND, LP

By:	Ides Capital Advisors LLC
General Partner

By:	/s/ Dianne McKeever
Name: Dianne McKeever
Title: Chief Investment Officer

IDES CAPITAL PARTNERS LP

By:	Ides Capital Advisors LLC
General Partner

By:	/s/ Dianne McKeever
Name: Dianne McKeever
Title: Chief Investment Officer

IDES CAPITAL ADVISORS LLC

By:	/s/ Dianne McKeever
Name: Dianne McKeever
Title: Chief Investment Officer

IDES CAPITAL GP LLC

By:	/s/ Dianne McKeever
Name: Dianne McKeever
Title: Chief Investment Officer

[SIGNATURE PAGE TO AGREEMENT]

/s/ Dianne McKeever
DIANNE MCKEEVER

/s/ Robert Longnecker
ROBERT LONGNECKER

[SIGNATURE PAGE TO AGREEMENT]

LEGION PARTNERS, L.P. I

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

LEGION PARTNERS, L.P. II

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

LEGION PARTNERS, LLC

By: Legion Partners Holdings, LLC
Sole Member

By:	/s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

[SIGNATURE PAGE TO AGREEMENT]

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

/s/ Christopher S. Kiper
CHRISTOPHER S. KIPER

/s/ Raymond White
RAYMOND WHITE

/s/ Bradley S. Vizi
BRADLEY S. VIZI

[SIGNATURE PAGE TO AGREEMENT]

EXHIBIT A

STOCKHOLDERS, AFFILIATES, AND OWNERSHIP OF THE IDES INVESTORS

Name of Person or Entity	Number of shares of Common Stock beneficially owned as of the Record Date	Number of shares of Common Stock beneficially owned as of the Date of the Agreement
Dianne McKeever	3,500 shares of Common Stock beneficially owned	10,000 shares of Common Stock beneficially owned
Robert Longnecker

115,977 shares of Common Stock beneficially owned, including (i) 19,000 shares owned directly, (ii) 76,277 shares held in managed accounts over which he has voting and dispositive power and (iii) 20,700 shares held in managed accounts over which he has dispositive power

187,681 shares of Common Stock beneficially owned, including (i) 23,700 shares owned directly, (ii) 139,881 shares held in managed accounts over which he has voting and dispositive power and (iii) 24,100 shares held in managed accounts over which he has dispositive power

Ides Capital Management LP	—	—
Ides Capital Opportunities Fund, LP	—	—
Ides Capital Advisors LLC	—	—
Ides Capital Partners LP	—	—
Ides Capital GP LLC	—	—

A-1

EXHIBIT B

STOCKHOLDERS, AFFILIATES, AND OWNERSHIP OF THE LEGION INVESTORS

Name of Person or Entity	Number of shares of Common Stock beneficially owned as of the Record Date	Number of shares of Common Stock beneficially owned as of the Date of the Agreement
Legion Partners, L.P. I (“Legion Partners I”)	Legion Partners I beneficially owns 611,624 shares of Common Stock	Legion Partners I beneficially owns 1,232,328 shares of Common Stock
Legion Partners, L.P. II (“Legion Partners II”)	Legion Partners II beneficially owns 119,765 shares of Common Stock	Legion Partners II beneficially owns 119,765 shares of Common Stock
Legion Partners, LLC

As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners, LLC may be deemed the beneficial owner of the (i) 611,624 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners, LLC may be deemed the beneficial owner of the (i) 1,232,328 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)

Legion Partners Asset Management, as the investment advisor of each of Legion Partners I and Legion Partners II, may be deemed the beneficial owner of the (i) 611,624 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

Legion Partners Asset Management, as the investment advisor of each of Legion Partners I and Legion Partners II, may be deemed the beneficial owner of the (i) 1,232,328 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

Legion Partners Holdings, LLC (“Legion Partners Holdings”)

Legion Partners Holdings, as the sole member of each of Legion Partners Asset Management and Legion Partners, LLC, may be deemed the beneficial owner of the (i) 611,624 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

Legion Partners Holdings, as the sole member of each of Legion Partners Asset Management and Legion Partners, LLC, may be deemed the beneficial owner of the (i) 1,232,328 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

B-1

Bradley S. Vizi

As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Vizi may be deemed the beneficial owner of the (i) 611,624 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Vizi may be deemed the beneficial owner of the (i) 1,232,328 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

Christopher S. Kiper

As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 611,624 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 1,232,328 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

Raymond White

As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 611,624 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 1,232,328 shares owned by Legion Partners I and (ii) 119,765 shares owned by Legion Partners II

B-2

EXHIBIT C

FORM OF RESIGNATION

June 1, 2016

Attention: Lead Independent Director of the Board of Directors

Reference is made to the Cooperation Agreement, dated as of June 1, 2016 (the “Agreement”), by and among Boingo Wireless, Inc. (the “Company”), the Legion Investors (as defined therein) and the Ides Investors (as defined there) and other signatories named therein. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Sections 1(d) of the Agreement I hereby tender my conditional resignation as a director of the Board and as a member of any committees thereto on which I serve, provided that this resignation shall be effective upon the Board’s acceptance of this resignation.  I hereby acknowledge that this conditional resignation as a director of the Board is as a result of the terms and conditions of the Agreement.

This resignation may not be withdrawn by me at any time during which it is effective.

Very truly yours,

David Cutrer

C-1

EXHIBIT D

FORM OF PRESS RELEASE

FOR IMMEDIATE RELEASE

Boingo Wireless Appoints Three New Independent Directors

Reaches Agreement with Ides Capital, Who Agrees to Withdraw its Director Nominations

New Directors Further Strengthen and Diversify Board, Bringing Corporate Governance, Finance and Wireless Industry Expertise

Boingo Reaffirms Commitment to Executing on Strategic Business Plan to Drive Growth and Value

LOS ANGELES, Calif. — June 1, 2016 — Boingo Wireless (NASDAQ: WIFI) (the “Company”), the leading distributed antenna system (“DAS”) and Wi-Fi provider that serves consumers, carriers and advertisers worldwide, today announced that it has agreed to appoint three new independent directors, Maury Austin, David Cutrer and Kathleen Misunas, to the Company’s Board of Directors. Mr. Austin’s and Mr. Cutrer’s appointments will be effective immediately and Ms. Misunas will be appointed immediately following the 2016 Annual Meeting of Stockholders to be held on June 9, 2016. With the addition of these directors, Boingo’s Board will be expanded from six to nine directors, eight of whom will be independent.

In conjunction with today’s actions, the Company also announced that it has reached an agreement with Ides Capital Management LP (“Ides Capital”), who will withdraw its nomination of its director nominees at the 2016 Annual Meeting, and Legion Partners Asset Management, LLC (“Legion”). As part of this agreement, Legion and Ides Capital have committed to voting in favor of Boingo’s two director nominees, Charles Boesenberg and Terrell Jones, at the Company’s 2016 Annual Meeting and the Company’s nominees at the 2017 Annual Meeting. Legion and Ides Capital have also agreed to certain customary standstill and voting provisions through the 2017 Annual Meeting.

The candidates chosen by the Board of Directors were identified through the Board’s search process, which included an evaluation of independent candidates recommended by several significant stockholders, including two of Boingo’s largest long-term stockholders, as well as Legion. Mr. Austin will serve as a Class III director with a term expiring at the 2017 Annual Meeting of Stockholders. Mr. Cutrer will serve as a Class I director with a term expiring at the 2018 Annual Meeting of Stockholders. Ms. Misunas will serve as a Class II director with a term expiring at the 2019 Annual Meeting of Stockholders. As previously announced, Boingo has committed to seeking approval at the 2017 Annual Meeting of Stockholders to begin the declassification of the Boingo Board of Directors so that all directors are elected annually. Upon appointment, Mr. Austin will serve as a member of the Audit Committee, Mr. Cutrer will serve as a member of the Compensation Committee and Ms. Misunas will serve as a member of the Nominating and Corporate Governance Committee. Mr. Cutrer will also serve on a newly formed Steering Committee.

“We are pleased to welcome Maury, David and Kathy as new independent directors to the Boingo Board,” said David Hagan, Chairman and Chief Executive Officer of Boingo Wireless. “Maury, David and

Kathy bring relevant perspectives and expertise in areas essential to our business, including finance, wireless, technology and corporate governance, and we look forward to benefiting from their insights. The addition of these three directors demonstrates our focus on continuing to evolve the experience and skills represented on the Board in order to best oversee the Company’s implementation of its strategic business plan. Looking ahead, we are confident that the management team, with the full support of the Board, including Maury, David, and Kathy, will continue to deliver high growth and high value for our stockholders.”

Dianne McKeever, Chief Investment Officer at Ides Capital, said: “We are pleased to have reached this collaborative solution with Boingo. We believe that Maury, David and Kathy represent valuable new additions to the Board, and will provide important fresh voices and perspectives as the Company seeks to realize its full potential for the benefit of all stockholders.”

About Maury Austin

Maury Austin has served as one of Extreme Networks directors since April 2012. Mr. Austin currently serves as a strategic advisor for technology-oriented businesses. Previously, he served on the Board of Directors at Sigma Designs. From March 2008 to December 2011, Mr. Austin served as Chief Financial Officer of MIPS Technologies, Inc., a publicly traded provider of processor architectures and cores for digital home, networking and mobile applications. He previously served as Chief Financial Officer for technology companies including Portal Software, Vicinity, Symmetricom, Southwall Technologies and Flashpoint. Mr. Austin also held executive management positions with Apple Computer, Inc., having served as Vice President and General Manager of its Imaging Business. Mr. Austin holds a B.S. in Business Administration (Finance & Marketing) from the University of California, Berkeley and an M.B.A. from Santa Clara University.

About David Cutrer

David Cutrer, Ph.D., currently serves as Chief Executive Officer of Kumu Networks, a wireless technology company innovating full-duplex wireless technology. Between 2012 and 2014, Mr. Cutrer was a consultant for primarily small cell infrastructure and software telecommunications companies. Previously, Mr. Cutrer served as Co-Founder and Chief Technology Officer of NextG Networks, Inc. from its founding in 2001 until 2012 when the company was sold to Crown Castle International Corp. From 1996 to 2001, Mr. Cutrer was co-founder and Vice President of Engineering of LGC Wireless Inc., one of the first infrastructure companies to pioneer distributed antenna systems (DAS) for in-building coverage and capacity. Mr. Cutrer holds a B.S. in Applied Physics from the California Institute of Technology and a Ph.D. in Electrical Engineering from the University of California, Berkeley.

About Kathleen Misunas

Kathy Misunas currently serves as an advisor and Board Director to various businesses, including as a board director at Tech Data Corp. Prior Director roles in both public and private companies include Travelocity.com, Canadian Tire Corporation, American Airlines Credit Union, Saturn Reservations Systems, ezRez Software, Imbot, and Genispace. She also acts as a principal of Essential Ideas, a consultancy specializing in the global travel & tourism, technology, and consumer e-retailing fields. Previously, Ms. Misunas served as the Chief Executive Officer of AirTreks, Inc., Chief Executive Officer and President of Brandwise LLC., and Chief Executive Officer of Reed Travel Group, formerly part of Reed Elsevier plc, a global publishing enterprise. She has also held positions of President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation), Senior Vice-President of AMR/American Airlines, and Chief Information Officer of American Airlines, Inc. Ms. Misunas attended Moravian College and American University, and is a National Association of Corporate Directors Board Fellow.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include, among other statements, any statements regarding Boingo’s strategic plans, and operating results and the effectiveness of Boingo’s Board in overseeing the execution of Boingo’s strategic plans. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to maintain our existing and establish new relationships with venue partners, particularly key airport venue partners and military bases, our ability to maintain revenue growth and achieve profitability, our ability to execute on our strategic and business plans, our ability to successfully compete with new technologies and adapt to changes in the wireless industry, as well as other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (SEC), including Boingo’s Form 10-K for the year ended December 31, 2015 filed with the SEC on March 11, 2016 and Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 9, 2016. Any forward-looking statement made by Boingo in this press release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Boingo Wireless

Boingo Wireless, Inc. (NASDAQ: WIFI) helps the world stay connected. Our vast footprint of small cell networks covers more than a million DAS and Wi-Fi locations and reaches more than 1 billion consumers annually - in places as varied as airports, stadiums, universities, and military bases. For more information about the Boingo story, visit www.boingo.com.

Boingo, Boingo Wireless, the Boingo Wireless Logo and Don’t Just Go. Boingo. are registered trademarks of Boingo Wireless, Inc.

Important Additional Information and Where to Find It

In connection with its solicitation of proxies for the 2016 Annual Meeting of Stockholders, Boingo Wireless, Inc. has filed with the SEC and mailed to stockholders a definitive proxy statement dated April 28, 2016 together with a WHITE proxy card. Boingo, its directors and its executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation. To the extent holdings of Boingo’s securities change from the amounts shown in the definitive proxy statement, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY BOINGO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may be able to obtain an additional copy of definitive proxy statement, any amendments or supplements thereto, the accompanying WHITE proxy card, and other documents filed by Boingo with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.boingo.com, by writing to the Company’s Corporate Secretary at Boingo Wireless, 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, or by calling the Company’s Corporate Secretary at (310) 586-5180.

Contacts

BOINGO WIRELESS

PRESS:

Lauren de la Fuente,

Vice President, Marketing and Communications

ldelafuente@boingo.com

(310) 283-8488

INVESTORS:

Kimberly Orlando

Addo Communications

kimberlyo@addocommunications.com

(310) 829-5400

JOELE FRANK, WILKINSON BRIMMER KATCHER

Jed Repko / Arielle Rothstein

(415) 869-3950

or

Sharon Stern / Viveca Tress

(212) 355-4449

MACKENZIE PARTNERS, INC.

Paul Schulman / Dan Sullivan

(212) 929-5500